Pricing supplement no. 3                           Filing under Rule 424(b)(3)
dated  December 6, 1999                            Registration No. 333-64777

(To prospectus dated January 14, 1999)


                                   $123,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue

CUSIP No.:  66765R  BF 2                                      Selling Agent(s): Merrill Lynch & Co. [x]

                                                                           PaineWebber Incorporated ___

Secured   X       Unsecured
                                                              Stated interest rate (%):  7.63%
Principal amount ($): $20,000,000
                                                              Maturity date:  December 9, 2019
Issue price (%):  100.000%
                                                              Original issue date:  December 9, 1999
Selling Agent's commission (%):  .750%
                                                              Interest payment dates: June 1 and December 1,
Proceeds to Company (%): 99.250%                              commencing June 1, 2000

Repayable at the option of holder:  Yes       No  X           Regular record dates: May 15 and November 15
                                        -----     ---

   Repayment Date:      Not Applicable                        Redeemable:  Yes        No   X
                                                                               ------     ----
                                                                  In whole
   Repayment Price:     Not Applicable                            In whole or in part

   Election Period:     Not Applicable                        Initial redemption date:  Not Applicable

Other Terms:            Not Applicable                        Initial redemption price:  Not Applicable

                                                              Reduction Percentage: Not Applicable

                                                              Redemption limitation date:  Not Applicable
         Agency Transaction        |X|*
                        or
         Principal Transaction     |_|*

         Name of Principal(s):     Not Applicable


*If the Agency Transaction box is checked, the notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the prospectus, dated January 14, 1999 and this pricing supplement. If the Principal Transaction box is checked, the notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue price (%)"; the notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the notes.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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